Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-249926 on Form N-1A, of our report dated December 29, 2025 relating to the financial statements and financial highlights of TCW Corporate Bond ETF and TCW Senior Loan ETF, each a series of the TCW ETF Trust, appearing in the Annual Reports on Form N-CSR of TCW ETF Trust for the year ended March 31, 2025, and to the references to us under the headings “Fund Service Providers” and "Financial Highlights" in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Los Angeles, California

December 30, 2025